                                                             OMB APPROVAL
                                                     OMB Number: 3235-0145
                                                     Expires:  December 31, 2005
                                                     Estimated average burden
                                                     hours per response....11


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                              WCI Communities, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   92923C 10 4
          -------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2002
          -------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------            -----------------------------------
CUSIP NO. 92923C                      13G                      PAGE 2 OF 6 PAGES
---------------------------------            -----------------------------------

--------------------------------------------------------------------------------
1.        Name of Reporting Persons:  Don E. Ackerman
          I.R.S. Identification Nos. of above persons (entities only):

--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.        SEC Use Only

--------------------------------------------------------------------------------
4.        Citizenship or Place of Organization:  United States

--------------------------------------------------------------------------------
 NUMBER OF        5.     Sole Voting Power:  3,454,874
  SHARES
BENEFICIALLY      --------------------------------------------------------------
 OWNED BY         6.     Shared Voting Power:  5,200
   EACH
 REPORTING        --------------------------------------------------------------
PERSON WITH       7.     Sole Dispositive Power:  3,454,874

                  --------------------------------------------------------------
                  8.     Shared Dispositive Power:  5,200

--------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          3,460,074

--------------------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  7.8%

--------------------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN

--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  WCI Communities, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  24301 Walden Center Drive, Suite 300, Bonita Springs, FL 34134

ITEM 2(a).        NAME OF PERSON FILING:

                  Don E. Ackerman

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  24311 Walden Center Drive, Bonita Springs, Florida 34134

ITEM 2(c).        CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  92923C 10 4

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR
                  SECTION 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)    [ ]      Broker or dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o).

      (b)    [ ]      Bank as defined in section 3(a)(6) of the Exchange Act
                      (15 U.S.C. 78c)

      (c)    [ ]      Insurance company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

      (d)    [ ]      Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e)    [ ]      An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

      (f)    [ ]      An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F);

      (g)    [ ]      A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);

      (h)    [ ]      A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)    [ ]      A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80-a3);


      (j)    [ ]      Group, in accordance with Section
                      240.13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP.

      (a)   Amount beneficially owned: 3,460,074

      (b)   Percent of class:

      See Item 11 of cover page.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: 3,454,874

            (ii) Shared power to vote or to direct the vote: 5,200, owned by spouse; Reporting Person disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest

            (iii) Sole power to dispose or to direct the disposition of:
                  3,454,874

            (iv)  Shared power to dispose or to direct the disposition of:
                  5,200, owned by spouse; Reporting Person disclaims beneficial ownership in such shares, except to the extent of his pecuniary interest

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      Date:    February 10, 2003


                                               /s/ Don E. Ackerman
                                               ---------------------------------
                                               Don E. Ackerman